Ex-99.(d)(75)

Exhibit (d)(75)

                             SUB-ADVISORY AGREEMENT


       This Sub-Advisory Agreement (this "Agreement") is entered into as of May 1, 2005 by and between Travelers Asset Management International Company LLC, a New York limited liability company ("TAMIC"), and Janus Capital Management LLC, a Delaware limited liability company ("Sub- Adviser").

       WHEREAS, TAMIC and Travelers Series Trust, an open-end management investment company registered under the Investment Company Act of 1940 and organized as a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory Agreement dated May 1, 2005, (the "Investment Advisory Agreement"), a copy of which is attached as Exhibit A hereto; and

       WHEREAS, pursuant to the Investment Advisory Agreement, TAMIC has agreed to provide investment management and advisory services to the Travelers Series Trust Small Cap Growth Portfolio, a series of the Trust (the "Portfolio"); and

       WHEREAS, the Investment Advisory Agreement provides that TAMIC may engage a duly organized subadviser, to furnish investment information, services and advice to assist TAMIC in carrying out its responsibilities under the Investment Advisory Agreement, provided that TAMIC obtains the consent and approval of the Board of Trustees of the Trust (the "Board") and a majority of those trustees who are not parties to the Investment Advisory Agreement or "interested persons" of any party thereto in accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, TAMIC desires to retain Sub-Adviser to render investment advisory services to TAMIC in the manner and on the terms set forth in this Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, TAMIC and Sub-Adviser agree as follows:

1.     SUB-ADVISER SERVICES.

       (a) Sub-Adviser shall, subject to the supervision of TAMIC and the Board, manage the investment and reinvestment of that discrete portion of the Portfolio's assets deemed appropriate from time to time by TAMIC in its discretion, subject to the periodic review by the Board. References to the Portfolio or Portfolio assets shall mean the portion of the Portfolio for which Sub-Adviser is responsible. Subject to the investment objectives, policies and restrictions set forth in the Trust's Declaration of Trust and in its registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, and to the statement of investment guidelines to be agreed upon from time to time between TAMIC and Sub-Adviser, and subject further to the requirements under the Internal Revenue Code of 1986, as amended (the "Code") described in Section l(b) below, Sub-Adviser is authorized, in its discretion and without prior consultation with TAMIC, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Trust, and the majority or the whole of the Trust's assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash as Sub-Adviser shall determine. Sub-Adviser shall furnish TAMIC quarterly and annual reports concerning transactions and performance of the Trust.

                     (b) Sub-Adviser shall manage the investment and reinvestment of the assets of the Trust in compliance with the diversification requirements of Sections 817(h) and 851(b)(4) of the Code, and with the annual gross income qualification requirements of Sections 851 (b)(2) and 851 (b)(3 ) of the Code.

       (c) Sub-Adviser shall be responsible for voting proxies on securities held by the Portfolio. Sub-Adviser represents that is has adopted and implemented written policies and procedures that are, and are reasonably designed to ensure that the Sub-Adviser will vote proxies, in compliance with the 1940 Act and the rules and regulations thereunder. Sub-Adviser shall furnish TAMIC with such information reasonably requested by TAMIC, in such form as may be requested, as is necessary (1) for a summary description of the Sub-adviser's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Trust to be filed with the SEC in accordance with the requirements of From N-PX (or any successor form).


       2.     OBLIGATIONS OF TAMIC.

       (a) TAMIC shall provide timely information to Sub-Adviser regarding such matters as the composition of assets in the Trust, cash requirements and cash available for investment in the Trust, and all other information as may be reasonably necessary for Sub-Adviser to perform its responsibilities hereunder.

       (b) TAMIC shall furnish Sub-Adviser a copy of the Trust's registration statement currently in effect and agrees during the continuance of this Agreement to furnish Sub-Adviser copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. TAMIC shall also furnish Sub-Adviser with minutes of meetings of the Board to the extent they may affect the duties of Sub-Adviser, a certified copy of any financial statements or reports prepared for the Trust by certified or independent public accountants, and with copies of any financial statements or reports made by the Trust to its shareholders or to any governmental body or securities exchange, and any further materials or information which Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

3. CUSTODIAN. TAMIC shall provide Sub-Adviser with a copy of the Trust's agreement with the Custodian (the "Custodian") designated to hold the Trust's assets and any modification thereto (the "Custody Agreement") in advance. The Trust's assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement. Sub-Adviser shall have no liability for the acts or omissions of the Custodian. Any assets added to the Trust shall be delivered to the Custodian in accordance with the Custody Agreement.

4. PROPRIETARY RIGHTS. TAMIC agrees and acknowledges that Sub-Adviser is the sole owner of the name and mark "Janus" and that all use of any designation comprised in whole or part of Janus (a "Janus Mark") under this Agreement shall inure to the benefit of Sub-Adviser. The use by TAMIC on its own behalf or on behalf of the Trust of any Janus Mark in any advertisement or sales literature or other materials promoting the Trust shall be with the prior written consent of Sub-Adviser. TAMIC shall not, and TAMIC shall use its best efforts to cause the Trust not to, without the prior written consent of Sub-Adviser, make representations regarding Sub-Adviser in any disclosure document, advertisement or sales literature or other materials promoting the Trust. Upon termination of this Agreement for any reason, TAMIC shall cease, and TAMIC shall use its best efforts to cause the Trust to cease, all use of any Janus Mark(s) as soon as reasonably practicable.

5. EXPENSES. The Trust shall pay all, and Sub-Adviser shall not be obligated to pay any, of the Trust's organizational, operational and business expenses pursuant hereto, including, without limitation: (a) interest and taxes; (b) brokerage fees and commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Trust; and (c) transfer agent, dividend disbursing agent, and custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision shall be the sole responsibility of The Travelers Insurance Company, and shall not be the responsibility of Sub-Adviser. Sub-Adviser shall pay its own expenses for the services to be provided pursuant to this Agreement.

6. PURCHASE AND SALE OF ASSETS. Absent instructions from TAMIC to the contrary, Sub- Adviser shall place all orders for the purchase and sale of securities for the Trust with brokers or dealers selected by Sub-Adviser which may include brokers or dealers affiliated with Sub-Adviser. Purchase or sell orders for the Trust may be aggregated with contemporaneous purchase or sell orders of other clients of Sub-Adviser, provided that any such purchase or sell orders executed contemporaneously shall be allocated in a manner that Sub-Adviser reasonably deems to be equitable to all accounts involved. Sub-Adviser shall use its best efforts to insure that the Trust shall not be disadvantaged by Sub-Adviser buying or selling a security for another client before buying or selling such security for the

       Trust. Sub-Adviser shall use its best efforts to obtain execution of Trust transactions at prices which are advantageous to the Trust and at commission rates that are reasonable in relation to the benefits received. However, Sub-Adviser may select brokers or dealers on the basis that they provide brokerage, research, or other services or products to the Trust and/or other accounts serviced by Sub-Adviser. Sub-Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which Sub-Adviser and its affiliates have with respect to the Trust and to accounts over which they exercise investment discretion, and not all such services or products may be used by Sub-Adviser in managing the Trust.

7. COMPENSATION OF SUB-ADVISER. TAMIC shall pay to Sub-Adviser a monthly fee equivalent on an annual basis to the following:

               Annual                                  Aggregate Net Asset
           Management Fee                              Value of the Account
           --------------                              --------------------
                0.65%            of the first          $50,000,000
                0.55%            of the next           $100,000,000
                0.50%            of the next           $500,000,000
                0.45%            of the next           $650,000,000

       TAMIC and Subadviser may agree to fee waivers from time to time which may be reflected in a separate agreement.

       The advisory fees will be deducted on each valuation date. The Sub-Adviser shall have no right to obtain compensation directly from the Trust or the Portfolio for services provided hereunder and agrees to look solely to TAMIC for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the SAI.

8. NON-EXCLUSIVITY. TAMIC agrees that the services of Sub-Adviser are not to be deemed exclusive and that Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and managed accounts. This Agreement shall not in any way limit or restrict Sub-Adviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by Sub-Adviser of its duties and obligations under this Agreement. TAMIC recognizes and agrees that Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Trust.

9. LIABILITY. Except as may otherwise be provided by the Investment Company Act of 1940 or federal securities laws, neither Sub-Adviser nor any of its officers, directors, employees or agents shall be subject to any liability to TAMIC, the Trust or any shareholder of the Trust for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any services to be rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. TAMIC shall hold harmless and indemnify Sub-Adviser for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising from any claim or demand by the Trust or any past or present shareholder of the Trust that is not based upon the Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. TAMIC acknowledges and agrees that Sub- Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Trust or that the Trust will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

10. TERMINATION. If approved by a vote of a majority of the outstanding voting securities of the Trust, (as defined in the Investment Company Act of 1940), this Agreement shall become effective as of May 1, 2005, and:

       (a) shall be subject to termination, without the payment of any penalty, upon sixty days' written notice, by (i) TAMIC or Sub-Adviser, (ii) the Board, or (iii) by a vote of a majority of the outstanding voting securities of the Trust;

       (b) shall not be amended without prior approval of the Board, a majority of the outstanding voting securities of the Trust, and Sub-Adviser;

       (c)    shall automatically terminate upon assignment by either party; and

       (d) shall continue in effect for so long as such continuance is specifically approved (i) at least annually by the vote of a majority of the Board who are not parties to such agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and at which the Board has been furnished such information as may be reasonably necessary to evaluate the terms of said agreement; or (ii) by a vote of a majority of the outstanding voting securities of the Trust.

11.    GENERAL.

       (a) Sub-Adviser may perform its services through any employee, officer, or agent of Sub-Adviser, and TAMIC shall not be entitled to the advice, recommendation or judgment of any specific person.

                  (b) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

       (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

       (d) Sub-Adviser agrees that it shall furnish to the California Commissioner of Insurance any information or reports concerning the Trust as the Commissioner, in the performance of his or her duties, may reasonably request.

       (e) Sub-Adviser acknowledges that all books and records which it maintains for the Trust in performing its duties under this Agreement are the property of the Trust and subject to its control; provided, however, that during the term of this Agreement the Trust shall not exercise such control so as to interfere with the performance of Sub-Adviser's duties hereunder.

       (f) This Agreement is subject to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

       12. CONSULTATION WITH OTHER SUB-ADVISERS. Sub-Adviser shall not consult with any other sub-adviser to the Trust or any sub-advisers to any other investment company or investment company series for which TAMIC serves as investment adviser concerning transactions for the Trust in securities or other assets.

       13.    RULE 38a-1 COMPLIANCE.

       The Sub-Adviser represents, warrants and agrees that it has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Sub-Adviser and its supervised persons, and, to the extent the activities of the Sub-Adviser in respect of the Trust could affect the

       Trust, by the Trust, of "federal securities laws" (as defined in Rule 38a-1 under the 1940 Act), and that the Sub-Adviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information requested by the Trust. The Sub-Adviser agrees to cooperate with periodic reviews by the Trust's compliance personnel of the Sub-Adviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust from time to time such additional information and certifications in respect of the Sub-Adviser's policies and procedures, compliance by the Sub-Adviser with federal securities laws and related matters as the Trust's compliance personnel may reasonably request.


      14. PORTFOLIO HOLDINGS INFORMATION. TAMIC and Sub-Adviser will not use any information concerning holdings of the Portfolio, including, without limitation, the names of the portfolio holdings and the values thereof, for purposes of making any decision about whether to purchase or redeem shares of the Portfolio.

       IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be signed by their respective officials thereunto duly authorized as of the day and year first above written.


                                                TRAVELERS ASSET
                                                MANAGEMENT
                                                INTERNATIONAL COMPANY LLC


                                                By: /s/ Mark Remington
                                                Name: Mark Remington
                                                Title:  Vice President

Attest: /s/ Michael D'Andrea
Title: Director, Fund Management

                                                JANUS CAPITAL MANAGEMENT LCC


                                                By: /s/ Justin Wright
                                                Name: Justin Wright
                                                Title: Assistant Vice President

Attest: /s/ Lynn Williams
Title: Senior Legal Manager